Exhibit 4.18

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PENN VIRGINIA MC ENERGY L.L.C.

A Delaware Limited Liability Company

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF PENN VIRGINIA MC ENERGY L.L.C. (this “Agreement”), dated as of October 26, 2015, is adopted, executed and agreed to by the sole Member (as defined below).

1. Formation. Penn Virginia MC Energy L.L.C. (the “Company”) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2. Term. The Company shall have a perpetual existence.

3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4. Powers. In furtherance of its purposes but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Act.

5. Sole Member. Penn Virginia MC Corporation, a Delaware corporation, shall be the sole member of the Company (the “Member”).

6. Contributions. Without creating any rights in favor of any third party, the Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

7. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits and interests in the Company.

8. Management by Member. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member. The management of the Company is reserved to the Member, and the Company shall not have “managers,” as that term is used in the Act.

9. Officers. The Member may appoint agents of the Company, referred to as “Officers,” to carry out the Member’s decisions and the day-to-day activities of the Company. Unless determined otherwise by the Member, the Officers shall have the titles, power, authority and duties described below in this Section 9:

(a) Titles. The Officers of the Company shall be the Chief Executive Officer, the Secretary, the Treasurer, and such other Officers (including a president, one or more vice presidents, one or more assistant treasurers or one or more assistant secretaries) as the Member may from time to time elect or appoint.

(b) Term. Each Officer shall hold office until his successor shall be duly elected and qualified or until his death, resignation or removal. Any number of offices may be held by the same person.

(c) Removal. Any Officer elected or appointed by the Member may be removed, with or without cause, by the Member, but such removal shall be without prejudice to the contract rights, if any, of the Officer so removed. Election or appointment of an Officer shall not of itself create contract rights.

(d) Resignation. Any Officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(e) Vacancies. Any vacancy occurring in any office of the Company may be filled by the Member.

(f) Powers.

(i) Chief Executive Officer. The Chief Executive Officer shall perform the duties commonly incident to the office of chief executive officer and such other duties as the Member shall designate from time to time.

(ii) Secretary. The Secretary shall have such powers and duties as from time to time may be assigned to him or her by the Chief Executive Officer or the Member.

(iii) Treasurer. The Treasurer shall have responsibility for the custody and control of all the funds and securities of the Company, and he or she shall have such other powers and duties as from time to time may be required for the faithful discharge of his duties as determined by the Member.

(iv) Other Officers. The duties of any other officers shall be those usually related to their offices, except as otherwise prescribed by the Member.

10. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (including, without limitation, an event described in Section 18-801(a)(4) of the Act) will cause the Company to dissolve.

11. Indemnification. The Company shall indemnify and hold harmless the Member, its shareholders, officers, directors, employees and agents and the officers and employees of the Company (the “Indemnitees”) from and against all costs, losses, liabilities, damages, claims, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and any other amounts arising from any and all claims, demands or proceedings, paid or accrued by an Indemnitee in connection with the business of the Company, to the fullest extent provided or allowed by the laws of the State of Delaware. Expenses incurred by an Indemnitee in defending any claim, demand or proceeding subject to this Section 11 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 11. The indemnification and advancement of expenses provided by this Section 11 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, consent of the Member, as a matter of law or equity, or otherwise, shall be considered contractual obligations of the Company which shall be deemed vested as of the date that such Indemnitee became an Indemnitee, shall continue as to any Indemnitee who has ceased to serve in the capacity that made it an Indemnitee, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee. Subject to the foregoing sentence, the provisions of this Section 11 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other persons. While any provision of this Section 11 may be amended, modified or repealed, no such amendment, modification or repeal shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified or advanced expenses by the Company, nor the obligations of the Company to indemnify or advance expenses to any such Indemnitee under and in accordance with the provisions of this Section 11 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

12. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

13. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

14. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or by any creditor of the Member. Nothing in this Agreement shall be deemed to create any right in any person or entity not a party hereto (other than an assignee of the Member), and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third person.

15. Amendments. This Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Member.

IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has caused this Amended and Restated Limited Liability Company Agreement to be duly executed as of the date first set forth above.

Penn Virginia MC Corporation, as Sole Member

By:
	Name:	Nancy M. Snyder
	Title:	Vice President, Chief Administrative Officer and Assistant Secretary

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